Exhibit 28(n)(iii)

GABELLI 787 FUND, INC.

PLAN PURSUANT TO RULE 18f-3

UNDER THE INVESTMENT COMPANY ACT OF 1940

This Plan (the “Plan”) is adopted by Gabelli 787 Fund, Inc. (the “Company”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and sets forth the general characteristics of, and the general conditions under which the Company may offer, multiple classes of shares of its now existing and hereafter created series. This Plan is intended to allow the Company to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act (the “Rule”), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

Each of the Company’s constituent series (each, a “Fund”) may from time to time issue one or more of the following classes of shares: Class AAA, Class A, Class T, Class C and Class Y shares. Each of the classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums or maximums and other conditions of eligibility as are set forth in the Company’s Registration Statement. The term “Registration Statement” shall mean the currently effective Registration Statement of the Company on Form N-1A, and any supplements thereto, under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. Each Fund is managed by Gabelli Funds, LLC (the “Manager”) and each class is distributed by G.distributors, LLC (the “Distributor”).

CLASS CHARACTERISTICS

Class AAA. Class AAA shares are subject to service and distribution fees at the annual rate of up to 0.25% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

Class A. Class A shares are sold to the general public subject to an initial sales charge, as set forth more completely in the Registration Statement. The maximum initial sales charge is 4.75% of the public offering price. No initial sales charge applies to Class A shares of a Fund that you receive through reinvestment of dividends or distributions.

Class A shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.20% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

Class A shares redeemed within 12 months of the end of the calendar month of their purchase are subject to a contingent deferred sales charge (“CDSC”) upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the net asset value (“NAV”) of the shares at the time of purchase or (ii) the NAV of the shares at the time of redemption. Class A shares held more than 12 months after the calendar month of their purchase or acquired through reinvestment of dividends or distributions are not subject to the CDSC.

Class C. Class C shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge, as set forth more completely in the Registration Statement. The maximum CDSC for Class C shares is equal to 1% of the lower of: (i) the NAV of the shares at the time of purchase or (ii) the NAV of the shares at the time of redemption. Class C shares held for the time specified in the Registration Statement (more than one year) and Class C shares acquired through reinvestment of dividends or distributions are not subject to the CDSC.

Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

Exhibit 28(n)(iii)

Class T. Class T shares are sold to the general public subject to an initial sales charge, as set forth more completely in the Registration Statement. The maximum initial sales charge is 2.50% of the public offering price. No initial sales charge applies to Class T shares of a Fund that you receive through reinvestment of dividends or distributions.

Class T shares are subject to service and distribution fees at the annual rate of up to 0.25% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

Class Y. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class Y shares are available for purchase only by the types of investors described in the Registration Statement.

The Class AAA, A, C, and Y shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver), as permitted by the 1940 Act and as described in the Registration Statement.

ALLOCATIONS TO EACH CLASS

EXPENSE ALLOCATIONS OF EACH CLASS

The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule 12b-1 fees payable by the Company to the Distributor of the Company’s Class AAA, Class A, Class T and Class C shares. Subject to the approval of a majority of the Company’s Board of Directors, including a majority of the Independent Directors (as defined in each plan adopted in accordance with Rule 12b-1 under the 1940 Act (“Distribution Plan”)), the following “Class Expenses” may, to the extent not required to be borne by the Manager pursuant to the Company’s Investment Management Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Directors’ fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class of shares; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Company’s assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not hereafter designated as Class Expenses shall be allocated to each class on the basis of the NAV of that class in relation to the net asset value of the Fund (“Fund Expenses”).

However, notwithstanding the above, the Company may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

WAIVERS AND REIMBURSEMENTS

The Manager or Distributor may choose to waive or reimburse expenses of the Company. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

INCOME, GAINS AND LOSSES

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

Exhibit 28(n)(iii)

CONVERSION FEATURES

Shares acquired through the reinvestment of dividends and capital gain distributions paid on Shares of a Class subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares of a Class in a shareholder’s account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse the Fund, or take such other actions with the approval of the Directors as may be reasonably necessary to ensure that, the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under a Plan of Distribution, applicable to the Class of Shares that converts into Class A Shares. Shares acquired through an exchange privilege will convert to Class A Shares after expiration of the conversion period applicable to such Shares. The continuation of the conversion feature is subject to continued compliance with the rules and regulations of the SEC, FINRA and the IRS.

EXCHANGE FEATURES

Holders of Class A Shares, Class C Shares, Class AAA Shares and Class Y Shares shall have such exchange privileges as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class. Class T Shares shall have no exchange privileges (between other classes of shares of the same Fund or between Class T shares of other Funds).

DIVIDENDS

Dividends paid by the Company, with respect to its classes of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan applicable to that class and on other matters for which class voting is required under applicable law. Shareholders of each of Class AAA, Class A, Class T, and Class C will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to each class.

RESPONSIBILITIES OF THE DIRECTORS

On an ongoing basis, the Directors will monitor the Company and each Fund for the existence of any material conflicts among the interests of the classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursements by the Manager and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager and the Distributor at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE DIRECTORS

The Manager and the Distributor will be responsible for reporting any potential or existing conflicts among the classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenses properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Directors in the exercise of their fiduciary duties.

Exhibit 28(n)(iii)

ADDITIONAL INFORMATION

The Plan is qualified by and subject to the terms of the Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Fund’s multiple class structure.

AMENDMENTS

The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.

Adopted: June 30, 2017